SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/2006
FILE NUMBER 811-05426
SERIES NO.: 17

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                      1,550
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                        547
              Class C                        427
              Class R                          6
              Institutional Class              1

74V.     1.   Net asset value per share (to nearest cent)
              Class A                  $   13.42
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                  $   13.19
              Class C                  $   13.19
              Class R                  $   13.37
              Institutional Class      $   13.52